(the "Company")

Warrant No. _____

Issue Date: [●] 2026

Issued under the authority of a resolution of the board of directors of the Company passed on the [●] day of January 2026 but subject to the terms of an Instrument executed by the Company on [●] January 2026 as the same may be amended from time to time (the "Instrument").

THIS IS TO CERTIFY that [●] of [●] (the "Holder") is the registered holder of a Warrant to subscribe for [●] Warrant Shares at the Subscription Price, subject to the conditions endorsed on this certificate (the "Conditions"). The Warrant is issued pursuant to, and in accordance with, the Instrument and is subject to the Conditions.

IN WITNESS this Certificate has been executed and delivered as a deed on the date first below written.

Dated [●] 2026

EXECUTED as a DEED by )
TIZIANA LIFE SCIENCES LIMITED )
acting by )
GABRIELE CERRONE, a director )
in the presence of:
Witness signature:
Name (print):
Address:
Occupation:

NOTES:

1. The Warrants are transferable subject to the provisions of Condition 12.
2. No transfer of any part of the Warrant represented by this Certificate will be registered unless it is accompanied by this Certificate and delivered to the Company's registered office.
3. Where the context so admits, terms defined in the Conditions shall have the same meanings when used in this Certificate.